EX99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Reports Second Quarter 2022 Financial Results and Provides Corporate Update

Presented encouraging interim data for anti-DLL3 T cell engager HPN328 from ongoing dose escalation clinical trial at the 2022 ASCO Annual Meeting

Portfolio prioritization and resource alignment strengthens support for the advancement of HPN328, HPN217 and HPN601

SOUTH SAN FRANCISCO, Calif., August 10, 2022 - Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immunotherapy company developing novel T cell engagers, today reported financial results for the second quarter ended June 30, 2022 and provided a corporate update.

“We continue to focus our resources and efforts on lead programs HPN328 and HPN217 from the TriTAC® platform and next generation ProTriTAC® T cell engager HPN601 to address unmet needs in both solid and liquid tumors,” said Julie Eastland, President and Chief Executive Officer of Harpoon Therapeutics. “We are making changes in resource allocation to ensure Harpoon is well positioned for future success in the current challenging biotech climate. The HPN536 program shows promise however, requires continued dose optimization. Based on our decision to prioritize other assets in our portfolio, we will seek a partnership for further development of this program in monotherapy and combination settings. As a result of our focus and cost saving initiatives, we expect our current cash balance to extend into the second half of 2023.”

Ms. Eastland continued, “Georgia Erbez, CFO, has decided to pursue a COO opportunity. We would like to thank Georgia for her leadership and financial stewardship since joining the company in 2018. Georgia built an organization that can provide the necessary support until we fill this role. We wish her continued success in her future endeavors.”

Recent Highlights and Upcoming Milestones

Tri-specific T cell Activating Construct (TriTAC®) Platform

HPN328 (DLL3) Phase 1/2 trial in small cell lung cancer (SCLC) and other neuroendocrine cancers

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In June 2022 Harpoon presented encouraging interim clinical results in a peer reviewed setting from the ongoing Phase 1 portion of the trial at the American Society of Clinical Oncology (ASCO) Annual Meeting 2022. HPN328 demonstrated clinical activity and a favorable safety profile in patients with small cell lung cancer (SCLC), neuroendocrine prostate cancer and other neuroendocrine cancers. To date, study investigators have observed HPN328 is well tolerated, with 27% of SCLC patients having demonstrated target lesion reductions of 30% or more, including one confirmed partial response.
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In April 2022, Harpoon entered into a Master Clinical Supply Agreement with F. Hoffmann-La Roche Ltd for the supply of atezolizumab (Tecentriq®). Harpoon is planning to conduct clinical trials to evaluate HPN328 in combination with atezolizumab for the treatment of patients with SCLC.

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Dose exploration is continuing with the goal to identify an initial expansion dose in the Phase 1 safety study by year-end 2022. Additional clinical supply of HPN328 is on track for delivery early in the fourth quarter of2022, which is expected to allow further exploration of select doses. Data is anticipated in the first half of 2023.

HPN217 (BCMA) Phase 1/2 trial for relapsed, refractory multiple myeloma

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Granted Fast Track designation for the treatment of patients with relapsed andrefractory multiple myeloma.
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Compelling initial clinical activity observed in dose escalation phase of the ongoing trial. Maximum tolerated dose (MTD) has not been reached.
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Dose exploration is continuing with ongoing enrollment into initial expansion cohorts in the Phase 1 safety study.
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Interim data expected by year end 2022.

HPN536 (MSLN) Phase 1/2a trial in ovarian cancer and other solid tumors

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HPN536 has successfully dose escalated in both fixed and step-dosing regimens and has been well tolerated at doses up to 7200ng/kg once weekly. Promising pharmacodynamic signals of T cell engagement have been observed even at sub-therapeutic doses in patients enrolled in our Phase 1 clinical study, consistent with published preclinical data.
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Advancement of the program requires further optimization of the dose and schedule. Based on corporate priorities, Harpoon intends to seek a partner to further develop HPN536 in monotherapy or combination studies.
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Patients enrolled in the trial who are benefiting from HPN536 will continue to receive doses and be followed per study protocol.

ProTriTAC™

ProTriTAC™ is a conditionally active T cell engager platform designed to be preferentially active in the tumor. This enables Harpoon’s T cell engagers to address more broadly expressed solid tumor targets across multiple tumor types.

HPN601 (EpCAM)

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HPN601 is the first conditionally active T cell engager based on the ProTriTAC™ platform. EpCAM is expressed in a broad range of solid tumors, potentially enabling HPN601 to address multiple indications with high unmet medical need.
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IND preparation is advancing, however, due to a contract manufacturer-driven delay, Harpoon expects to submit the IND in the first half of 2023.

TriTAC-XR®

The proprietary TriTAC-XR extended-release T cell engager platform is designed to minimize on-target cytokine release syndrome (CRS), a characteristic of many T cell engagers that can lead to dose limiting toxicities and reduce the efficacy of these potent anti-tumor drugs.

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In April 2022, preclinical data supporting Harpoon’s TriTAC-XR platform were highlighted in a poster presentation at the American Association for Cancer Research Annual Meeting, demonstrating improved safety by minimizing CRS.

Nomination of a second clinical candidate from one of our new platforms is expected by the end of 2022.

Corporate Update

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Georgia Erbez is leaving her current role as Chief Financial Officer, effective August 31, 2022. Ms. Erbez will serve as a consultant to the company through the end of the year. A search is underway for a replacement.

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In July 2022, Harpoon announced the appointments of Wendy Chang to Senior Vice President, Human Resources and Banmeet Anand, Ph.D., to Senior Vice President, Translational Medicine. Both bring deep experience to their respective roles.

Second Quarter 2022 Financial Results

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Harpoon ended the second quarter of 2022 with $90.2 million in cash, cash equivalents and marketable securities compared to $136.6 million as of December 31, 2021. Current cash is expected to fund operations into the second half of 2023.

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Revenue for the quarter ended June 30, 2022 was $8.3 million, compared to $5.8 million for the quarter ended June 30, 2021. For the six months ended June 30, 2022, revenue was $14.2 million compared to $14.8 million for the six months ended June 30, 2021. For the second quarter ended June 30, 2022, the increase in revenue was primarily due to an increase in revenue recognized related to Harpoon’s Development Option Agreement with AbbVie. For the six months ended June 30, 2022, the decrease in revenue was primarily due to a $5.2 million decrease in revenue recognized related to the Restated Collaboration Agreement due to the delivery of the second target in first quarter of 2021, under the Restated Collaboration Agreement, where all remaining deferred revenue associated with that target was recognized since Harpoon had no further continuing performance obligations, offset by $4.6 million increase in revenue recognized related to the Development and Option Agreement, for research and development services performed.

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Research and development (R&D) expense for the quarter ended June 30, 2022 was $20.7 million, compared to $18.3 million for the quarter ended June 30, 2021. For the six months ended June 30, 2022, R&D expense was $41.5 million compared to $34.5 million for the six months ended June 30, 2021. The increase for both periods primarily arose from higher clinical development and personnel-related expense, which included conducting preclinical studies and the continuation and preparation of the clinical trials for HPN536, HPN217 and HPN328.

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General and administrative (G&A) expense for the quarter ended June 30, 2022 was $5.1 million, compared to $4.3 million for the quarter ended June 30, 2021. For the six months ended June 30, 2022, G&A expense was $10.5 million compared to $8.9 million for the six months ended June 30, 2020. The increase for both periods was primarily attributable to an increase in personnel-related expenses due to an increase in headcount and other professional services to support Harpoon’s operations as a public company.

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Net loss for the quarter ended June 30, 2022 was $17.4 million, compared to $16.8 million for the quarter ended June 30, 2021. The net loss for the six months ended June 30, 2022 was $37.7 million compared to $78.5 million in the first six months of the prior year

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. Harpoon’s third proprietary technology platform, extended release TriTAC-XR, is designed to mitigate cytokine release syndrome. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “could,” “expect,” “look forward,” “plan,” “potential,” “target,” “goal”, “will,” “intend”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the development and advancement of Harpoon Therapeutics’ platforms and product candidates, including cash sufficiency forecast, progress, plans for partnerships, timing, scope, design and interim results of clinical trials, the safety and tolerability profile of product candidates, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, preliminary data and trends may not be predictive of future data or results, may not demonstrate safety or efficacy or lead to regulatory approval by the FDA or other regulatory agencies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the timing and results of unexpected litigation or other disputes, and the sufficiency of Harpoon Therapeutics’ cash resources. These and other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including under “Risk Factors” in Harpoon Therapeutics’ quarterly report on Form 10-Q for the quarter ended March 31, 2022 and future filings by Harpoon Therapeutics, including the Form 10-Q that will be filed for the quarter ended June 30, 2022. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

ICR Westwicke

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Media:

uncapped communications

862-368-4464

media@harpoontx.com

Harpoon Therapeutics, Inc.

Statement of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Collaboration and license revenue	$8,303	$5,838	$14,209	$14,845
Total revenue	8,303	5,838	14,209	14,845
Operating expenses
Research and development	20,651	18,271	41,469	34,487
General and administrative	5,063	4,335	10,464	8,939
Litigation settlement	—	—	—	49,954
Total operating expenses	25,714	22,606	51,933	93,380
Loss from operations	(17,411)	(16,768)	(37,724)	(78,535)
Interest income	104	62	144	156
Other expense	(44)	(58)	(92)	(108)
Net loss	(17,351)	(16,764)	(37,672)	(78,487)
Other comprehensive loss:
Net unrealized gain (loss) on marketable securities	32	16	(9)	(4)
Comprehensive loss	$(17,319)	$(16,748)	$(37,681)	$(78,491)
Net loss per share, basic and diluted	$(0.53)	$(0.52)	$(1.14)	$(2.45)
Weighted-average shares used in computing net loss per share, basic and diluted	33,036,873	32,505,777	32,958,711	32,044,767

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

	June 30, 2022	December 31, 2021
	(in thousands)
Cash, cash equivalents, and marketable securities	$90,153	$136,620
Total assets	$108,951	$155,452
Total liabilities	$82,309	$97,382
Total stockholders' equity	$26,642	$58,070